EXHIBIT 3.4

FILED # C 20716-98
Oct 09 2001
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

/s/    Dean Heller, Secretary of State


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After issuance of Stock)

                        RETINAPHARMA INTERNATIONAL, INC.
                               Name of Corporation

We the undersigned Robert Knight, President and Robert Knight, Secretary of Advertain On-Line, Inc.do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held October 4, 2001 adopted a resolution to amend the original Articles of Incorporation.

         Article IV: The capital stock of this corporation shall be increased to one hundred million shares of common stock (100,000,000) with a par value of $0.001 per share from twenty-five million shares of common stock (25,000,000) with a par value of $0.001 per share.

The number of shares outstanding and entitled to vote on an amendment of the Articles of Incorporation is 364,090; that the said change(s) and amendment have been consented to and approved by a majority of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                /s/ Robert Knight
                                    President

                                /s/ Robert Knight
                                    Secretary

ACKNOWLEDGMENT:
STATE OF
COUNTY OF

On October 5, 2001 personally appeared before me, a Notary Public, acknowledged he executed the above instrument on behalf of said Corporation.

                            /s/ Kerry Deane-Cloutier
                                Notary Public
                                Barrister and Solicitor
                                MacLeod Thorson Darychuk
                                #310 - 2755 Lougheed Hwy.
                                Port Coquitlam BC V3B 5Y9